      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1998



                                                      REGISTRATION NO. 333-51091

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   DVI, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                     DELAWARE                                           22-2722773
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                            ------------------------

                                 500 HYDE PARK
                         DOYLESTOWN, PENNSYLVANIA 18901
                                 (215) 345-6600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              MICHAEL A. O'HANLON
                                 500 HYDE PARK
                         DOYLESTOWN, PENNSYLVANIA 18901
                                 (215) 345-6600
            (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:
                              JOHN A. HEALY, ESQ.
                               ROGERS & WELLS LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8281
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


              PROSPECTUS (SUBJECT TO COMPLETION DATED MAY 6, 1998)


                                   DVI, INC.

                         84,012 SHARES OF COMMON STOCK
                           PAR VALUE $.005 PER SHARE

     This Prospectus relates to 84,012 shares (the "Shares") of Common Stock, $.005 par value per share (the "Common Stock"), of DVI, Inc., a Delaware corporation ("DVI" or the "Company"), which may be offered from time to time by the persons named in this Prospectus under "Selling Stockholders." The Selling Stockholders received the Shares in connection with the Company's acquisition of J.G. Wentworth Partners, Inc., a Pennsylvania corporation ("JGWP"), J.G. Wentworth Securities, Inc., a Pennsylvania corporation ("JGWS"), J.G. Wentworth Partners, L.P., a Pennsylvania limited partnership ("Partners"), and J.G. Wentworth Mortgage Funding, L.P., a Pennsylvania limited partnership ("JGWM" and, together with JGWP, JGWS and Partners, the "Wentworth Entities") in November 1997. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby.

     It is anticipated that the Selling Stockholders will offer the Shares for sale at the prices prevailing on the New York Stock Exchange ("NYSE") (or other principal market on which the Shares are then traded) on the date of sale. The Selling Stockholders also may sell the Shares privately, either directly to the purchaser or through a broker or brokers. All costs, expenses and fees incurred in connection with the registration of the Shares are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Plan of Distribution."


     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


     The Selling Stockholders, and the brokers through whom sales of the Shares are made, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). In addition, any profits realized by the Selling Stockholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions. The Company has agreed to indemnify the Selling Stockholders and any brokers through whom sales of Shares are made against certain liabilities, including liabilities under the Securities Act.


     Shares of the Company's Common Stock are traded on the NYSE under the symbol "DVI." On May 5, 1998, the last sale price per share for the Common Stock, as reported on the NYSE, was $23.125. Prospective purchasers of Common Stock are urged to obtain a current price quotation.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares offered hereby in any jurisdiction in which such offer or solicitation may be unlawful. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Except where otherwise indicated, neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                  The date of this Prospectus is May   , 1998

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.......................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    3
THE COMPANY.................................................    4
RISK FACTORS................................................    4
USE OF PROCEEDS.............................................   10
SELLING STOCKHOLDERS........................................   10
PLAN OF DISTRIBUTION........................................   11
EXPERTS.....................................................   11
LEGAL MATTERS...............................................   11


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Station or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1997, as amended by Form 10-K/A1 dated October 28, 1997 (the "1997 10-K").

          (b) The Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997.

          (c) The Company's Current Report on Form 8-K dated October 29, 1997.

          (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 1997 10-K.

          (e) The description of the Common Stock, $.005 par value, of the Company contained in the Company's Registration Statement on Form 8-A filed March 27, 1992, and incorporating by reference the information contained in the Company's Prospectus dated May 14, 1992, contained in the Company's Registration Statement on Form S-2 (File No. 33-46664), together with all reports and other documents filed with the Commission for the purpose of updating or otherwise amending that description after the date of this Prospectus.

     All documents filed by the Company after the date of the Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document which also is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes that statement.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: DVI, INC., 500 HYDE PARK, DOYLESTOWN, PENNSYLVANIA 18901 (TELEPHONE: 215-345-6600), ATTENTION: LEGAL DEPARTMENT.

     Additional updating information with respect to the matters discussed in this Prospectus may be provided in the future by means of appendices to this Prospectus or other documents.

                                  THE COMPANY



     DVI, Inc. is a leading provider of asset-based financing to healthcare service providers. Through its medical equipment finance business, the Company finances the purchase of diagnostic imaging and other sophisticated medical equipment and also provides vendor financing programs. Through its medical receivables finance business, the Company provides lines of credit collateralized by third party medical receivables to a wide variety of healthcare providers and offers warehouse and securitization services to other healthcare finance providers. In addition to these core businesses, the Company has recently expanded its financing activities to include loan syndication, private placement, bridge financing, mortgage loan placement and, to a lesser extent, merger and acquisition advisory services. The Company operates principally in the United States and is developing a significant presence in Latin America as well as operations in Europe and Asia Management believes that the Company's healthcare industry expertise and its broad range of financing programs has positioned the Company to become the primary source of financing for its customers.



     The executive offices of the Company are located at 500 Hyde Park, Doylestown, Pennsylvania 18901 (Telephone 215-345-6600).



                                  RISK FACTORS



     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective purchasers of Common Stock should carefully consider the following risk factors in addition to the other information set forth in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein.



     This Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements include, among other things, the discussions of the Company's business strategy and expectations concerning the Company's market position, future operations, margins, profitability, funding sources, liquidity and capital resources. Investors in the Common Stock offered hereby are cautioned that reliance on any forward-looking statement involves risks and uncertainties, and that although the Company believes that the assumptions on which the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on the assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed below. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's plans and objectives will be achieved.



     DEPENDENCE ON WAREHOUSE FINANCING. The Company's ability to sustain the growth of its financing business is dependent upon funding obtained through warehouse facilities until its equipment and other loans are permanently funded. The funds the Company obtains through warehouse facilities are full recourse short-term borrowings secured primarily by the underlying equipment, the medical receivables and other collateral. These borrowings are in turn typically repaid with the proceeds received by the Company when its equipment and other loans are securitized or sold. At March 31, 1998 the Company had available an aggregate of approximately $398.0 million under various warehouse facilities, approximately $212.4 million of which is available for funding equipment loans and approximately $3.4 million of which is available for funding medical receivables loans. The Company's warehouse facilities are short-term borrowings with maturities of less than 12 months. In the Company's experience, these facilities are typically renewed upon their expiration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Warehouse Facilities." There can be no assurance that this type of warehouse financing will continue to be available to the Company on acceptable terms. If the Company were unable to arrange continued access to acceptable warehouse financing, the Company would have to curtail its equipment and other loan originations, which in turn would have a material adverse effect on the Company's financial condition and results of operations.

     DEPENDENCE ON PERMANENT FUNDING PROGRAMS. The Company's use of securitization as its principal form of permanent funding is an important part of the Company's business strategy. If for any reason the Company were to become unable to access the securitization markets to fund permanently its equipment and other loans, the consequences for the Company would be materially adverse. The Company's ability to complete securitizations and other structured finance transactions depends upon a number of factors, including general conditions in the credit markets, the size and liquidity of the market for the types of receivable-backed securities issued or placed in securitizations sponsored by the Company and the overall performance of the Company's loan portfolio. The Company does not have binding commitments from financial institutions or investment banks to provide permanent funding for its equipment or medical receivables loans.



     IMPACT OF CREDIT ENHANCEMENT REQUIREMENTS. In connection with its securitizations and other structured financings, the Company is required to provide credit enhancement for the debt obligations issued and sold to third parties. Typically, the credit enhancement consists of cash deposits, the funding of subordinated tranches and/or the pledge of additional equipment or other loans that are funded with the Company's capital. The requirement to provide this credit enhancement reduces the Company's liquidity and requires it to obtain additional capital. If the Company is unable to obtain and maintain sufficient capital, it may be required to halt or curtail its securitization or other structured financing programs, which in turn would have a material adverse effect on the Company's financial condition and results of operations.



     CREDIT RISK. Many of the Company's customers are outpatient healthcare providers, the loans to whom often require a high degree of credit analysis. In addition, the Company has recently entered the long-term care and assisted care sub-markets which may, to a significant extent, require a different type of credit analysis. Although the Company seeks to mitigate its risk of default and credit losses through its underwriting practices and loan servicing procedures and through the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund the Company's equipment and other loans assume some or all of the risk of default by the Company's customers), the Company remains exposed to potential losses resulting from a default by a customer. Customers' defaults could cause the Company to make payments to the extent the Company is obligated to do so and in the case of its permanent equipment and other funding arrangements to the extent of the Company's remaining credit enhancement position; could result in the loss of the cash or other collateral pledged as credit enhancement under its permanent equipment and other funding arrangements; or could require the Company to forfeit any residual interest it may have retained in the underlying equipment. During the period after the Company initially funds an equipment or other loan and prior to the time it funds the loan on a permanent basis, the Company is exposed to full recourse liability in the event of default by the customer. While the Company has typically been able to permanently fund its equipment and other loans, many of the loans in its international portfolio may not be able to be permanently funded or the Company is in the process of securing permanent funding and therefore may be subject to credit risk for a longer period of time and in some cases over the life of the loan. In addition, under the terms of securitizations and other types of structured finance transactions, the Company generally is required to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by the Company, even in transactions otherwise designated as non-recourse or limited recourse.



     Defaults by the Company's customers also could adversely affect the Company's ability to obtain additional financing in the future, including its ability to use securitization or other forms of structured finance. The sources of such permanent funding take into account the credit performance of the equipment and other loans previously financed by the Company in deciding whether and on what terms to make new loans. In addition, the credit rating agencies that are often involved in securitizations consider prior credit performance in determining the rating and level of credit enhancement to be given to the securities issued in securitizations sponsored by the Company.



     RISKS RELATED TO THE MEDICAL RECEIVABLES FINANCE BUSINESS. The Company entered the medical receivables finance business in July 1993 and has focused on this business as a part of the Company's growth strategy. The Company's medical receivables finance business generally consists of providing loans to healthcare providers that are secured by their receivables from payors such as insurance companies, large self-insured companies and governmental programs and by other collateral. While the Company expects to continue to focus on this business as a significant part of its growth strategy, there can be no assurance that the Company will be able to continue to expand this business successfully or avoid related liabilities or losses. The Company has funded its medical receivables finance business to date through the use of the Company's capital; $100.0 million in securitizations; a rated warehouse facility of $30.0 million. In addition, the Company recently obtained a committed $95.0 million revolving credit facility for its medical receivables finance business. The growth of the Company's medical receivables finance business is dependent upon the Company's ability to obtain additional funding facilities to finance medical receivables loans.



     While the medical receivables finance business shares certain characteristics, including an overlapping customer base, with the Company's equipment financing business, there are many differences, including unique risks. Healthcare providers could overstate the quality and characteristics of their medical receivables, which the Company analyzes in determining the amount of the line of credit to be secured by such receivables. After the Company has established or funded a line of credit, the healthcare providers could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect the Company's ability to monitor the quality and/or performance of the related medical receivables. There are technical legal issues associated with creating and maintaining perfected security interests in medical receivables, specifically those generated by Medicaid and Medicare claims. Payors may make payments directly to healthcare providers that have the effect (intentionally or otherwise) of circumventing the Company's rights in and access to such payments. Payors may attempt to offset their payments to the Company against debts owed to the payors by the healthcare providers. In addition, as a lender whose position is secured by receivables, the Company is likely to have less leverage in collecting outstanding receivables in the event of a borrower's insolvency than a lender whose position is secured by medical equipment that the borrower needs to run its business. A borrower that receives medical receivables loans from the Company and defaults on obligations secured by such receivables may require additional loans, or modifications to the terms of existing loans, in order to continue operations and repay outstanding loans. The Company may have a conflict of interest when it acts as servicer for an equipment-based securitization and originates medical receivables loans to borrowers whose equipment loans have been securitized. While the Company believes it has structured its credit policies and lending practices to take into account these and other factors, there can be no assurance the Company will not sustain credit losses in connection with its medical receivable financing business or that the medical receivable financing business will meet the Company's growth expectations.



     INTEREST RATE RISK. When the Company borrows funds through warehouse facilities, it is exposed to certain risks caused by interest rate fluctuations. Although the Company's equipment loans are structured and permanently funded on a fixed interest rate basis, it uses warehouse facilities until permanent funding is obtained. The Company uses hedging techniques to protect its interest rate margins during the period that warehouse facilities are used prior to an anticipated securitization and sale because funds borrowed through warehouse facilities are obtained on a floating interest rate basis. The Company uses derivative financial instruments, such as forward rate agreements, interest rate swaps, caps and collars, to manage its interest rate risk. The derivatives are used to manage three components of this risk: mismatches of the maturity of assets and liabilities on the Company's balance sheet, hedging anticipated loan securitizations and sales, and interest rate spread protection. There can be no assurance, however, that the Company's hedging strategy or techniques will be effective, that the profitability of the Company will not be adversely affected during any period of changes in interest rates or that the costs of hedging will not exceed the benefits. A substantial and sustained increase in interest rates could adversely affect the Company's ability to originate loans. In certain circumstances, the Company for a variety of reasons may retain for an indefinite period certain of the equipment and other loans it originates. In such cases, the Company's interest rate exposure may continue for a longer period of time.



     SUBSTANTIAL LEVERAGE; CONTINUING NEED FOR CAPITAL. The Company has substantial outstanding indebtedness and is highly leveraged. As of March 31, 1998, the Company and its consolidated subsidiaries had total debt of $607.6 million, of which $350.4 million was full recourse debt and $257.2 million was limited recourse debt. Of the $607.6 million of total debt, $425.4 million was long-term debt and $182.2 million was short-term debt. The ability of the Company to repay its indebtedness will depend upon future operating performance, which is subject to the performance of the Company's loan portfolio, the success of the Company's business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. The degree to which the Company is leveraged also may impair its ability to obtain additional financing on acceptable terms. In addition, the indenture related to the Company's Senior Notes due 2004 restricts the Company's ability to obtain non-warehouse or non-limited recourse indebtedness which may also constrain the Company's ability to refinance its existing indebtedness.



     Each of the Company's warehouse facilities and permanent funding vehicles requires the Company to provide equity or a form of recourse credit enhancement to the respective lenders or investors and generally does not permit the Company to fund general corporate requirements. Therefore, the actual liquidity, or funds available to the Company to finance its growth, are limited to the cash generated from net financed receivables and the available proceeds of equity or debt securities issued by the Company. At times of strong origination growth the Company's cash flows from operations are insufficient to fund these requirements. As a result, the Company's need to fund its high growth rates in loan origination necessitates substantial external funding to provide the equity or capital required as recourse credit enhancement with which to leverage borrowings. The Company has no binding commitments for the capital it expects it will continue to require, and its ability to obtain that capital in the future will be dependent on a number of factors including the condition of the capital markets and economic conditions generally.



     POSSIBLE ADVERSE CONSEQUENCES FROM RECENT GROWTH. In the past three years, the Company originated a significantly greater number of equipment, medical receivables and other loans than it did in previous years. As a result of this growth, the Company's net financed asset portfolio grew from $400.6 million at June 30, 1995 to $703.3 million at March 31, 1998. In light of this growth, the historical performance of the Company's loan portfolio, including rates of credit loss, may be of limited relevance in predicting future loan portfolio performance. Any credit or other problems associated with the large number of equipment and other loans originated in the recent past will not become apparent until sometime in the future. Further, while the Company's loan originations have grown substantially in the past three years, its net interest margins have declined during that same period due to a general decline in interest rates, the Company's pricing strategy, the sale of higher-yielding loans to finance the cost of its developing domestic and international business units and the increase in the amount of lower-yielding credit enhancements due to the increased number of securitizations. As a result, the Company's historical results of operations may be of limited relevance to an investor seeking to predict the Company's future performance.



     ABILITY TO SUSTAIN GROWTH. To sustain the rates of growth it has achieved in the last three years, the Company will be required to: (i) penetrate further the markets for medical receivables finance and medical equipment loans, including through the development of its vendor finance programs; and (ii) establish a presence in the long-term care and assisted care markets. The Company faces significant barriers to entry in the long-term care and assisted care markets, which are more diverse than the general markets for medical equipment loan and medical receivables finance because of the larger number of providers and types of financial products and the greater price range of those financing alternatives. While the employees of the entities comprising DVI Merchant Funding have experience in the long-term care and assisted care market, the Company has not previously provided financing services to these markets. In addition, in an effort to strengthen its relationships with medical equipment manufacturers and the vendor finance market and to obtain access to new markets, the Company has initiated operations internationally (including Europe and Asia) and has made investments in certain emerging markets (such as Latin America). The success of these investments is dependent upon many factors including foreign regulation and business practices, currency exchange regulations and currency fluctuations and the achievement of management's planned objectives for these markets. There can be no assurance that the Company will be able to penetrate and compete effectively in the markets described above.



     CUSTOMER CONCENTRATION. At March 31, 1998, approximately 14.6% of managed net financed receivables were due from two of the Company's customers and their respective affiliates, representing 9.1% and 5.5% of managed net financed receivables, respectively. As a result of this concentration the Company is subject to the risks and uncertainties of these two businesses and their respective affiliates and adverse conditions affecting either of these entities could have a material adverse effect on the Company's ability to collect the total amount of outstanding receivables from either of these customers. The Company's customer concentration has decreased as the number of its clients has increased over time; however, there can be no assurance that such concentration will continue to decrease in the future.



     INTEGRATION OF GLOBAL LOCATIONS. The Company's U.S. headquarters are located in Doylestown, Pennsylvania. It also conducts operations internationally, including in Asia, Europe, Australia and Latin America through subsidiaries and joint ventures. As a result, the Company has employees and clients operating in diverse geographic locations imposing a number of risks and burdens on the Company, including the need to transact business with employees and customers from diverse cultural backgrounds, who speak different languages and operate in a number of time zones. Although the Company seeks to mitigate the difficulties associated with operating in diverse geographic locations through the extensive use of electronic mail, there can be no assurance that it will not encounter unforeseen difficulties or logistical barriers in operating in diverse locations. Furthermore, operations in widespread geographic locations require the Company to implement and operate complex information systems that are capable of providing timely information which can readily be consolidated. Although the Company believes that its information systems are adequate, the Company may in the future have to implement new information systems. Implementation of such new information systems may be costly and may require training of personnel. Any failure or delay in implementing these systems, procedures and controls on a timely basis, if necessary, or in expanding these areas in an efficient manner at a pace consistent with the Company's business could have a material adverse effect on the Company's business and operating results.



     MEDICAL EQUIPMENT MARKET. The demand for the Company's equipment financing services is affected by numerous factors beyond the control of the Company. These factors include general economic conditions, including the effects of recession or inflation, and fluctuations in supply and demand for various types of sophisticated medical equipment resulting from, among other things, technological and economic obsolescence and government regulation. In addition, the demand for sophisticated medical equipment also may be negatively affected by reductions in the amount of reimbursement to healthcare providers for their services from third-party payors such as insurance companies, large self-insured companies and government programs, and the increased use of managed healthcare plans that often restrict the use of certain types of high technology medical equipment.



     DEPENDENCE ON REFERRALS AND SUPPORT FROM EQUIPMENT MANUFACTURERS. The Company obtains a significant amount of its equipment financing business through referrals from manufacturers of diagnostic imaging equipment and other medical equipment it finances. In addition, these manufacturers occasionally provide credit support for or assume first loss positions with respect to equipment financing they refer to the Company. These manufacturers are not contractually obligated to refer their customers to the Company for equipment financing or to provide credit support or assume first loss positions in connection with their referrals. There is no assurance that these manufacturers will continue to refer equipment financing opportunities to the Company or to provide credit support or assume first loss positions. If for any reason the Company were no longer to benefit from these referrals or related credit support and assumptions of first loss positions, its equipment financing business would be materially adversely affected.



     RISKS OF INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS. Approximately 6.3% and 21.4% of the Company's medical equipment loans in 1997 and the nine month period ended March 31, 1998, respectively, were originated outside the United States. Because certain of the manufacturers of high-cost medical equipment with whom the Company has relationships are conducting business and expanding internationally, the Company anticipates that equipment loans originated outside the United States will become a significant portion of its loan portfolio. As a result, an increasing portion of the Company's operations may continue to be subject to certain risks, including currency exchange risks and exchange controls and potential adverse tax consequences. These factors could have a material adverse effect on the Company's business and operating results.



     Although most of the Company's equipment loans are denominated in U.S. dollars, as a result of the Company's international operations, the Company's operating results are subject to fluctuations based upon changes in the exchange rates of certain currencies in relation to the U.S. dollar. The Company engages in hedging activities with respect to its foreign currency exposure and management is continuing to monitor the

Company's exposure to currency fluctuations and the Company's hedging policies. However, there can be no assurance that such hedging techniques will be successful. In the future, the Company could be required to denominate its equipment loans in other currencies, which would make the management of currency fluctuations more difficult and expose the Company to greater risks in this regard.



     NEW PRODUCT OFFERINGS. Since November 1997, the Company has provided private placement, loan syndication, bridge financing, mortgage loan placement, and business, merger and acquisition consulting services to the healthcare industry. The Company has not provided these products and services previously and there is no assurance that the Company will be able to market these new products and services successfully or that the return on these products and services will be consistent with the Company's historical financial results.



     FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS. The Company's finance business is subject to numerous federal and state laws and regulations, which, among other things, may (i) require the Company to obtain and maintain certain licenses and qualifications, (ii) limit the interest rates, fees and other charges that the Company is allowed to collect, (iii) limit or prescribe certain other terms of its finance receivables arrangements with clients, and (iv) subject the Company to certain claims, defenses and rights of offset. Although the Company believes that it is currently in compliance with statutes and regulations applicable to its business, there can be no assurance that the Company will be able to maintain such compliance without incurring significant expense. The failure to comply with such statutes and regulations could have a material adverse effect upon the Company. Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of the Company's business into jurisdictions that have adopted more stringent regulatory requirements than those in which the Company currently conducts business could have a material adverse effect upon the Company.



     HEALTHCARE REFORM. During the past half decade, large U.S. corporations and U.S. consumers of healthcare services have substantially increased their use of managed healthcare plans such as HMOs and PPOs. This development has increased the purchasing power of those plans, which in turn have used that power to lower the amounts they pay for healthcare services. Since 1993, numerous proposals have been presented to Congress to restructure the U.S. healthcare system. The principal features of these proposals are to provide universal access to healthcare services and to achieve overall cost containment. To date, none of the proposals initiated at the federal government level have been enacted. In the private sector, however, cost containment initiatives have continued. Certain aspects of these actual and proposed cost containment initiatives, particularly plans to eliminate payment for duplicative procedures, may reduce the overall demand for the types of medical equipment financed by the Company. Declining reimbursement for medical services also could cause hospitals, physician groups and other healthcare providers, which form a significant portion of the Company's customer base, to experience cash flow problems. This in turn could negatively impact their ability to meet their financial obligations to the Company and/or reduce their future equipment acquisitions which could adversely affect the Company.



     SHARES ELIGIBLE FOR FUTURE SALE. Following the Offering and the Direct Offering, the Company will have approximately 13,570,108 shares of Common Stock outstanding. Of these shares of Common Stock approximately 11,745,197 shares, which include the 2,200,000 shares offered hereby, are freely tradeable without restriction under the Securities Act, except for any shares purchased by existing affiliates of the Company, which shares are subject to the resale limitations of Rule 144 as promulgated under the Securities Act ("Rule 144"). All of the remaining shares of outstanding Common Stock are "restricted securities" as that term is defined in Rule 144. Subject to the 90-day lock-up agreement described below, these restricted securities will be eligible for sale pursuant to Rule 144 in the public market following the consummation of the Offering. Additional shares of Common Stock, including shares issuable upon exercise of employee stock options and upon conversion of the Company's Convertible Notes, will also become eligible for sale in the public market from time to time. However, the Company, certain of its executive officers and directors, certain stockholders and certain holders of Convertible Subordinated Notes, who in the aggregate will own approximately 3,526,791 shares of Common Stock after the Offering and the Direct Offering, have agreed that, for a period of 90 days after the date of this Prospectus Supplement, they will not, without the prior written consent of Prudential Securities Incorporated, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock of the Company, or any right to purchase or acquire Common Stock or other capital stock of the Company, subject to certain exceptions, including the ability of the Company to grant options and issue shares of Common Stock under the Company's existing option plans and to issue Common Stock in acquisition transactions not involving a public offering, provided that the recipient will be bound by that lock-up agreement. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares subject to such lock-up agreements. Following this Offering and the Direct Offering and upon the expiration of the lock-up agreements, sales of substantial amounts of the Company's Common Stock in the public market pursuant to Rule 144 or otherwise, or the availability of such shares for sale, could adversely affect the prevailing market price of the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities. See "Shares Eligible for Future Sale."



     DEPENDENCE UPON KEY PERSONNEL. The ability of the Company to successfully continue its existing financing business, to expand into its targeted markets and to develop its newer businesses depends upon the ability of the Company to retain the services of its key executive officers and senior management personnel, including Michael A. O'Hanlon, the Company's President and Chief Executive Officer. The loss of any of these individuals or an inability to attract and maintain additional qualified personnel could adversely affect the Company. There can be no assurance that the Company will be able to retain its existing management personnel or to attract additional qualified personnel.



     YEAR 2000 CONCERNS. The Company believes, based on discussions with its current systems vendors, that its software applications and operational programs will properly recognize calendar dates beginning in the Year 2000. In addition, the Company is discussing with its customers and suppliers the possibility of any interface difficulties relating to the Year 2000 which may affect the Company. To date, no significant concerns have been identified, however, there can be no assurance that there will not be any Year 2000-related operating problems or expenses that will arise with the Company's computer systems and software or in connection with the Company's interface with the computer systems and software of its vendors and customers and suppliers.



                                USE OF PROCEEDS


     The Company will receive no portion of the proceeds of the sale of the Shares offered hereby.

                              SELLING STOCKHOLDERS

     The Selling Stockholders acquired the Shares in connection with the Company's acquisition of the Wentworth Entities in November 1997. Under the terms of a Registration Rights Agreement dated as of November 14, 1997 by and among the Company and the Selling Stockholders, the Company agreed to register the Shares which may be sold by the Selling Stockholders from time to time. The table below sets forth: (i) each Selling Stockholder's affiliation with the Company, (ii) the aggregate number of shares of Common Stock owned by each Selling Stockholder prior to the offering made by this Prospectus; (iii) the maximum number of shares that each Selling Stockholder may offer and sell pursuant to this Prospectus; and (iv) the number of shares (and percentage of the outstanding shares) of Common Stock owned by each Selling Stockholder after the offering made by this Prospectus.

                             MATERIAL       NUMBER OF SHARES                            NUMBER OF SHARES
                           RELATIONSHIP     OF COMMON STOCK                            (AND PERCENTAGE OF
                           WITH COMPANY       BENEFICIALLY           MAXIMUM         OUTSTANDING SHARES) OF
                              DURING             OWNED           NUMBER OF SHARES         COMMON STOCK
                             PREVIOUS       BEFORE OFFERING        THAT MAY BE               TO BE
NAME                       THREE YEARS            (1)             OFFERED HEREBY       BENEFICIALLY OWNED
----                       ------------    ------------------    ----------------    ----------------------
Gary Veloric.............      None              37,805               37,805             -0-
James Delaney............      None              37,805               37,805             -0-
John L. Godfrey III......    (2)                  8,402                8,402             -0-

---------------
(1) Acquired on November 14, 1997 in connection with the Company's acquisition of the Wentworth Entities.

(2) Mr. Godfrey is the President of each of DVI Healthcare Financial Advisors, Inc. and DVI Mortgage Funding, Inc., each of which are indirectly wholly-owned subsidiaries of the Company.

                              PLAN OF DISTRIBUTION

     It is anticipated that the Selling Stockholders will offer the Shares for sale at the prices prevailing on the NYSE (or other principal market on which the Shares are then traded) on the date of sale. The Selling Stockholders also may sell the Shares privately, either directly to the purchaser or through a broker or brokers. There are no arrangements or agreements with any brokers or dealers to act as underwriters of the Common Stock as of the date hereof. All costs, expenses and fees incurred in connection with the registration of the Shares, including, but not limited to, all registration and filing fees, printing expenses and fees (if any) and disbursements of the Company's counsel and accountants, are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     The Selling Stockholders, and the brokers through whom the sales of the Shares are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, any profits realized by the Selling Stockholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions. The Company has agreed to indemnify the Selling Stockholders and any brokers through whom sales of Shares are made against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The financial statements and the related financial statement schedules included and incorporated in this Prospectus and elsewhere in the Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1997, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Registration Fee............................................  $  608.75
Printing and Engraving......................................      5,000
Accounting Fees.............................................      5,000
Legal Fees and Expenses.....................................     25,000
Blue Sky Fees and Expenses..................................      2,000
Miscellaneous Fees and Expenses.............................     10,000
                                                              ---------
          Total.............................................  $47,608.75
                                                              =========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the General Corporation Law provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

     The Company's By-laws require the Company to indemnify each of its directors, officers and employees to the fullest extent permitted by law in connection with any actual or threatened action or proceeding arising out of his service to the Company or to other organizations at the Company's request.

     The Company has agreed to indemnify the Selling Stockholders and any brokers through whom sales of Shares are made against certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS

  (a) Exhibits


       3.1*    --   Certificate of Incorporation of the Company
       3.2*    --   By-Laws of the Company
       4.1*    --   Specimen of stock certificate for DVI's Common Stock, par
                    value $.005 per share
       5.1***  --   Opinion of Rogers & Wells

      10.1***  --   Acquisition and Merger Agreement dated as of November 14,
                    1997 by and among the Company, J.G. Wentworth Partners,
                    Inc., J.G. Wentworth Management Company, Inc., J.G.
                    Wentworth Securities, Inc., DVI Mortgage Funding, Inc., DVI
                    Healthcare Financial Advisors, Inc. and the Selling
                    Stockholders.
      10.2***  --   Registration Rights Agreement dated as of November 14, 1997 by and between the Company and the Selling Stockholders
      23.1***  --   Consent of Rogers & Wells LLP (Included in Exhibit 5.1)
      23.2**   --   Consent of Deloitte & Touche LLP


---------------
  * Filed as an Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-84604) and incorporated herein by reference.

 ** Filed herewith.


*** Previously filed.


  (b) Financial Statements

     Inapplicable.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation, By-laws, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, State of Pennsylvania on May 6, 1998.


                                          DVI, INC.

                                          By:/s/   MICHAEL A. O'HANLON
                                            ------------------------------------
                                            Name: Michael A. O'Hanlon
                                            Title: Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

                         *                           Chief Executive Officer, President      May 6, 1998
---------------------------------------------------    and Director
                MICHAEL A. O'HANLON

              /s/ STEVEN R. GARFINKEL                Senior Vice President and Chief         May 6, 1998
---------------------------------------------------    Financial Officer (Principal
                STEVEN R. GARFINKEL                    Financial Officer)

                         *                           Vice President and Chief Accounting     May 6, 1998
---------------------------------------------------    Officer (Principal Accounting
                   JOHN P. BOYLE                       Officer)

                         *                           Director                                May 6, 1998
---------------------------------------------------
                  GERALD L. COHN

                         *                           Director                                May 6, 1998
---------------------------------------------------
                WILLIAM S. GOLDBERG

                         *                           Director                                May 6, 1998
---------------------------------------------------
                  JOHN E. McHUGH

                                                     Director                                May 6, 1998
---------------------------------------------------
                HARRY T.J. ROBERTS

                         *                           Director                                May 6, 1998
---------------------------------------------------
                  NATHAN SHAPIRO

           *By: /s/ STEVEN R. GARFINKEL                                                      May 6, 1998
   --------------------------------------------
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                              DESCRIPTION                             PAGE
-------                            -----------                             ----
  3.1*     Certificate of Incorporation of the Company
  3.2*     By-Laws of the Company
  4.1*     Specimen of stock certificate for DVI's Common Stock, par
           value $.005 per share
  5.1***   Opinion of Rogers & Wells LLP
 10.1***   Acquisition and Merger Agreement dated as of November 14,
           1997 by and among the Company, J.G. Wentworth Partners,
           Inc., J.G. Wentworth Management Company, Inc., J.G.
           Wentworth Securities, Inc., DVI Mortgage Funding, Inc., DVI
           Healthcare Financial Advisors, Inc. and the Selling
           Stockholders.
 10.2***   Registration Rights Agreement dated as of November 14, 1997 by and between the Company and the Selling Stockholders
 23.1***   Consent of Rogers & Wells LLP (Included in Exhibit 5.1)
 23.2**    Consent of Deloitte & Touche LLP


---------------
  * Filed as an Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-84604) and incorporated herein by reference.

 ** Filed herewith.


*** Previously filed.